Exhibit 4.3

INVESTOR RIGHTS AGREEMENT
by and among
ONLINE RESOURCES CORPORATION,
as the Company
and
THE SHAREHOLDERS PARTY HERETO
Dated as of July 3, 2006

TABLE OF CONTENTS

SECTION 1 CERTAIN DEFINITIONS		3
1.1	Certain Defined Terms	3
1.2	Other Definitional Provisions and Rules of Construction	5
SECTION 2 REPRESENTATIONS AND WARRANTIES		5
2.1	Existence; Authority; Enforceability.	5
2.2	Absence of Conflicts.	6
2.3	Consents.	6
SECTION 3 REGISTRATION RIGHTS		6
3.1	Form S-3 Registration.	6
3.2	Piggyback Registration.	7
3.3	Black-out Periods.	8
3.4	Registration Procedures.	8
3.5	Underwritten Offerings.	12
3.6	No Inconsistent Agreements; Additional Rights.	12
3.7	Registration Expenses.	12
3.8	Indemnification.	13
3.9	Rules 144 and 144A and Regulation S.	16
3.10	Termination.	16
SECTION 4 GOVERNANCE		16
4.1	Board Representation	16
4.2	Expenses	16
SECTION 5 MISCELLANEOUS		16
5.1	Waiver by Shareholders	17
5.2	Assignment; Benefit	17
5.3	Termination	17
5.4	Severability	17
5.5	Entire Agreement; Amendment	17
5.6	Counterparts	18
5.7	Notices	18
5.8	Governing Law	18
5.9	Jurisdiction. Submission to Jurisdiction; Waivers	18
5.10	Waiver of Jury Trial	19
5.11	Specific Performance	19

INVESTOR RIGHTS AGREEMENT
     THIS INVESTOR RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of July 3, 2006, is made by and among ONLINE RESOURCES CORPORATION, a Delaware corporation (the “Company”), and the shareholders thereof listed on Schedule A to this Agreement (the “Shareholders”).
Recitals:
     WHEREAS, the Company and the Shareholders are parties to the Equity Purchase Agreement of even date herewith (the “Equity Purchase Agreement”); and
     WHEREAS, in order to induce the Company to enter into the Equity Purchase Agreement and to induce the Shareholders to invest funds in the Company pursuant to the Equity Purchase Agreement, the Shareholders and the Company desire to enter into this Agreement setting forth certain rights regarding registration of shares issuable to the Shareholders, governance of the Company and certain other matters as set forth in this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
SECTION 1
CERTAIN DEFINITIONS
     1.1 Certain Defined Terms. As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
          “Board” shall mean the board of directors of the Company.
          “Common Stock” shall mean the (i) Company’s Common Stock, par value $0.0001 per share and (ii) any other class or series of the Company’s common stock into which the foregoing may be converted or exchanged pursuant to a recapitalization thereof.
          “Company Public Sale” shall have the meaning given thereto in Section 3.2(a).
          “Conversion Shares” means (i) the shares of Common Stock issued upon conversion of the Preferred Stock and (ii) any other shares of Common Stock of the Company issued (or issuable upon the conversion of the Preferred Stock) as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares.
          “Equity Purchase Agreement” has the meaning given thereto in the recitals hereof.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.

          “Loss” and “Losses” have the meaning given thereto in Section 3.8(a).
          “Majority of Shareholders” means any group of Shareholders representing a majority of the Preferred Stock then outstanding.
          “Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Common Stock, (ii) causing the adoption of shareholders’ resolutions or proxies with respect to the Common Stock, (iii) causing members of the Board (to the extent such members were nominated or designated by the Person obligated to take such Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event that they fail to act in such a manner, (iv) executing agreements and instruments to effect such result and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.]
          “Participating Shareholder” has the meaning given thereto in Section 3.2(a).
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.
          “Piggyback Registration” has the meaning given thereto in Section 3.2(a).
          “Potential Common Holdings” with respect to any Shareholder, means the aggregate of (i) all Conversion Shares currently held by such Shareholder and (ii) all Conversion Shares issuable upon the conversion of all Preferred Stock currently held by such Shareholder.
          “Preferred Stock” means the Company’s Series A-1 Convertible Preferred Stock, par value $0.01 per share.
          “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
          “Registration Effective Period” has the meaning given thereto in Section 3.1(b).
          “Registration Expenses” shall have the meaning given thereto in Section 3.7.
          “Registration Period” shall have the meaning given thereto in Section 3.1(a).
          “Registration Statement” shall mean any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the

Securities Act, including the related prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related prospectus) filed on Form S-8 or any successor form thereto.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Shareholder” has the meaning given thereto in the first paragraph hereof.
          “Shelf Registration” shall have the meaning given thereto in Section 3.1(a).
          “Underwritten Offering” has the meaning given thereto in Section 3.1(c).
     1.2 Other Definitional Provisions and Rules of Construction.
          (a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.
          (b) References to “Sections” shall be to Sections of this Agreement unless otherwise specifically provided. References to a “Schedule” or an “Exhibit” shall be to Schedules and Exhibits, respectively, attached to this Agreement, in each case unless otherwise specifically provided.
          (c) The use in any of the Equity Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
          (d) References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, supplemented or otherwise modified from time to time and in effect at any given time unless specifically provided otherwise.
SECTION 2
REPRESENTATIONS AND WARRANTIES
     Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:
     2.1 Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated hereby, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes a legal, valid, binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.
     2.2 Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event that with notice, lapse of time or both would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party.
     2.3 Consents. Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated hereby.
SECTION 3
REGISTRATION RIGHTS
     3.1 Form S-3 Registration.
          (a) Filing of the Registration Statement. Within ninety (90) days of the initial date of this Agreement set forth above (the “Registration Period”), the Company shall file pursuant to Rule 415 under the Securities Act or any successor rule providing for offerings of securities on a continuous or delayed basis (i) a shelf registration statement under the Securities Act (on Form S-3, if available) with respect to the registration for resale of the Conversion Shares (the “Shelf Registration”) and (ii) all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of the Conversion Shares. The Company shall use commercially reasonable efforts to cause the SEC to declare such Shelf Registration effective as soon as practicable after the filing thereof.
          (b) Registration Effective Period. The Company shall use reasonable best efforts to cause the Shelf Registration to remain effective until such time as (i) none of the Preferred Stock remains outstanding or (ii) each Shareholder is permitted to sell its Potential Common Holdings to the market without registration pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder. The period of time referred to in the immediately preceding sentence is hereinafter referred to as the “Registration Effective Period.”

          (c) Underwritten Shelf Takedown. The Shareholders may distribute Conversion Shares in an underwritten offering (an “Underwritten Offering”) pursuant to a Shelf Registration under this Section 3.1 only with the written consent of the Company, which consent may be delayed, conditioned or withheld in the sole discretion of the Company.
          (d) Suspension of Shelf Registration. Upon delivery to the Shareholders of a certificate of the Company signed by its Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company and its stockholders for offerings to be made pursuant to the Shelf Registration, the Shareholders shall immediately cease all offerings pursuant to the Shelf Registration for a period of not more than ninety (90) days after receipt of such certificate; provided, however, the Company shall not utilize this right more than twice in any twelve (12) month period.
     3.2 Piggyback Registration.
          (a) Participation. If at any time the Shelf Registration is not effective during the Registration Period or the Registration Effective Period and the Company proposes to file a Registration Statement under the Securities Act with respect to any shares of Common Stock, whether for its own account or for the account of any other Persons (other than (i) a Registration on Form S-4 or S-8 or any successor form to such Forms, or (ii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) (a “Company Public Sale”), then, as soon as practicable (but in no event less than thirty (30) days prior to the proposed date of filing such Registration Statement), the Company shall give written notice of such proposed filing to all Shareholders, and such notice shall offer the Shareholders the opportunity to Register under such Registration Statement such number of Conversion Shares as each such Shareholder may request in writing, not to exceed the aggregate number of Conversion Shares that such Shareholder holds or would hold upon conversion of its Preferred Stock (a “Piggyback Registration”). Subject to Section 3.2(b), the Company shall include in such Registration Statement all such Conversion Shares which are requested to be included therein within fifteen (15) days after the receipt by such Shareholder of any such written notice of the proposed Company Public Sale; provided, however, that if at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of such securities, the Company shall give written notice of such determination to each Shareholder and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Conversion Shares in connection with such Registration (but not from its obligation to pay the Registration Expenses in connection therewith) and (ii) in the case of a determination to delay Registering, shall be permitted to delay Registering any Conversion Shares, for the same period as the delay in Registering such other securities. If the Company Public Sale pursuant to such Registration Statement is to be an Underwritten Offering, then each Shareholder making a request for a Piggyback Registration pursuant to this Section 3.2(a) (a “Participating Shareholder”) must participate in the underwriting agreement with respect thereto. If the offering pursuant to such Registration Statement is to be on any other basis, then each Participating Shareholder must, and the Company shall make such reasonable arrangements so that each Participating Shareholder may, participate in such offering on such basis. Each Shareholder shall be permitted to withdraw all or part of such Shareholder’s portion of the Conversion Shares from a Piggyback Registration at any time.
          (b) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Conversion Shares included in a Piggyback Registration informs the Company and the Shareholders in writing that, in its or their opinion, the number of securities which the Participating Shareholders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, 100% of the securities that the Company seeks to include in such offering, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Conversion Shares and all other securities proposed to be included in the offering that, in the reasonable opinion of such managing underwriter or underwriters, can be sold without having a materially adverse effect on the Underwritten Offering, with such number to be allocated pro rata among the Participating Shareholders and holders of such other securities based on the relative number of Conversion Shares and such other securities requested to be included therein then held by each such Participating Shareholder or other holder (subject to Section 3.6 below).
     3.3 Black-out Periods.
          (a) Black-out Periods for Holders. In the event of a Company Public Sale of the Company’s equity securities in an Underwritten Offering, the Shareholders agree, if and to the extent requested by the managing underwriter or underwriters in such Underwritten Offering, not to directly or indirectly sell, offer to sell, contract to sell (including any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) (except, in each case, as part of the applicable Registration, if permitted) that are the same as or similar to those being Registered in connection with such Company Public Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before and ending ninety (90) days (or such lesser period as may be permitted by the Company or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration, to the extent timely notified in writing by the Company or the managing underwriter or underwriters. Notwithstanding the foregoing, if any Shareholder or any other person who is bound by obligations similar to those set forth in this Section 3.3 is released in whole or in part from the obligation not to effect any public sale or distribution, then the Shareholders shall be similarly released from such obligations at the same time on a pro rata basis.
     3.4 Registration Procedures.
          (a) In connection with the Company’s Registration obligations under Sections 3.1 and 3.2, the Company shall as expeditiously as reasonably practicable:
               (i) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement or prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Shareholders, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Shareholders and their respective counsel and (y) except in the case of a Registration under Section 3.2, not file any Registration Statement or prospectus or amendments or supplements thereto to which the Shareholders or the underwriters, if any, shall reasonably object;
               (ii) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the prospectus as may be (x) reasonably requested by the Majority of Shareholders, (y) reasonably requested by any Shareholder (to the extent such request relates to information relating to such Shareholder), or (z) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable security laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;
               (iii) notify the Shareholders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement to such prospectus has been filed, (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such prospectus or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, and (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Conversion Shares for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
               (iv) promptly notify each Shareholder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such prospectus and any preliminary prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or prospectus which shall correct such misstatement or omission or effect such compliance;

               (v) use its reasonable best efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final prospectus;
               (vi) promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and the Majority of Shareholders reasonably request in writing should be included therein relating to the plan of distribution with respect to the Conversion Shares; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
               (vii) furnish to each Shareholder and each underwriter, if any, without charge, as many conformed copies as such Shareholder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);
               (viii) deliver to each Shareholder and each underwriter, if any, without charge, as many copies of the applicable prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Shareholder or underwriter may reasonably request (it being understood that the Company consents to the use of such prospectus or any amendment or supplement thereto by each of the Shareholders and the underwriters, if any, in connection with the offering and sale of the Conversion Shares covered by such prospectus or any amendment or supplement thereto) and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Conversion Shares by such Shareholder or underwriter;
               (ix) on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the Shareholders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Conversion Shares for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Shareholder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 3.1(b), provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
               (x) cooperate with the Shareholders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Conversion Shares to be sold and not bearing any restrictive legends; and enable such Conversion Shares to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of Conversion Shares to the underwriters;

               (xi) use its reasonable best efforts to cause the Conversion Shares covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Conversion Shares;
               (xii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Conversion Shares and provide the applicable transfer agent with printed certificates for the Conversion Shares which are in a form eligible for deposit with The Depository Trust Company;
               (xiii) enter into such customary agreements (including underwriting and indemnification agreements);
               (xiv) obtain for delivery to the Shareholders and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Shareholders or underwriters, as the case may be, and their respective counsel;
               (xv) cooperate with each Shareholder and each underwriter, if any, participating in the disposition of Conversion Shares and their respective counsel in connection with any filings required to be made with the relevant stock exchange or similar governing body;
               (xvi) use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
               (xvii) provide and cause to be maintained a transfer agent and registrar for all Conversion Shares covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;
               (xviii) cause all Conversion Shares covered by the applicable Registration Statement to be listed on each securities exchange on which any similar securities of the Company are then listed or quoted and on each inter-dealer quotation system on which any similar securities of the Company’s are then quoted; and
               (xix) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by a Majority of Shareholders, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Shareholders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, however, that any such Person gaining access to information regarding the Company pursuant to this Section 3.4(a)(xxi) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company which the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (x) such information is or becomes publicly known without a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (z) such information is independently developed by such Person.
          (b) The Company may require each Shareholder to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Shareholder and its ownership of Conversion Shares as the Company may from time to time reasonably request in writing. Each Shareholder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.
          (c) The Shareholders holding a majority of the Conversion Shares shall have the right to select one legal counsel to review and comment upon any registration undertaken pursuant to this Agreement. The reasonable expenses incurred by such counsel in connection with such review shall be paid promptly by the Company upon receipt of invoice for such services in accordance with Section 3.7 below.
     3.5 Underwritten Offerings.
          (a) Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act as contemplated by Section 3.2 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Participating Shareholders shall be parties to the underwriting agreement between the Company and such underwriters on the same terms and conditions that apply to the other sellers in such Registration (other than the Company).
     3.6 No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Shareholders by this Agreement. Without the consent of a Majority of Shareholders, the Company shall not enter into any agreement granting registration or similar rights to any Person superior to the rights of the Shareholders pursuant to this Agreement.
     3.7 Registration Expenses. Subject to the last sentence of this Section 3.7, all expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the applicable stock exchange or similar governing body, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Conversion Shares in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Conversion Shares on any securities exchange or quotation of the Conversion Shares on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Conversion Shares, (viii) all reasonable fees and disbursements of one law firm or other counsel selected by a Majority of Shareholders, (ix) all fees and expenses of accountants selected by a Majority of Shareholders, (x) any reasonable fees and disbursements of underwriters customarily paid by issuers of securities, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, and (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties). All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay underwriting discounts or commissions attributable to the sale of any Conversion Shares, fees and disbursements of more than one law firm or other counsel selected by a Majority of Shareholders, or any fees and disbursements to underwriters not customarily paid by the issuers of securities in a an offering by selling stockholders or transfer taxes, if any, attributable to the sale of any Conversion Shares.
     3.8 Indemnification.
          (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Shareholder, each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any of the Conversion Shares were Registered under the Securities Act (including any final, preliminary or summary prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including, without limitation, reports and other documents filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading or (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto; provided, however, that the Company shall not be liable to any particular indemnified party to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made (x) in any such Registration

Statement or other document in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof or (y) in a preliminary prospectus, if a prospectus (as then amended or supplemented) that would have cured the defect was furnished to such indemnified party from whom the Person asserting the claim giving rise to such Loss purchased the Conversion Shares at least five (5) days prior to the written confirmation of the sale of the Conversion Shares to such Person, and a copy of such prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Conversion Shares to such Person. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Shareholder or any indemnified party and shall survive the transfer of such securities by such Shareholder.
          (b) Indemnification by the Shareholders. Each Shareholder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, legal counsel and accountants and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which any Conversion Shares were Registered under the Securities Act (including any final, preliminary or summary prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such Shareholder to the Company specifically for inclusion in such Registration Statement. In no event shall the liability of any Shareholder hereunder be greater in amount than the dollar amount of the net proceeds received by such Shareholder under the sale of the Conversion Shares giving rise to such indemnification obligation.
          (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). No indemnifying party in the defense of any claim or litigation shall, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.
          (d) Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 3.8 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.8(d), the amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.8(a) and 3.8(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.8(d), in connection with any Registration Statement filed by the Company, a Shareholder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Shareholder under the sale of the Conversion Shares giving rise to such contribution obligation. If indemnification is available under this Section 3.8, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.8(a) and 3.8(b) hereof without regard to the provisions of this Section 3.8(c). The remedies provided for in this Section 3.8 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party at law or in equity.
     3.9 Rules 144 and 144A. (a) The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Shareholder, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144 or 144A under the Securities Act), and it will take such further action as any Shareholder may reasonably request, all to the extent required from time to time to enable such Shareholder to sell Conversion Shares and Preferred Shares without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144 or 144A under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Shareholder, the Company will deliver to such Shareholder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
     3.10 Termination. Except for the provisions of Sections 3.8 and 3.9, the registration rights provided for in this Section 3 shall terminate upon the earlier of (i) the date as of which none of the Preferred Stock remains outstanding or (ii) the date as of which each Shareholder is permitted to sell its Potential Common Holdings to the market without registration pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder. The provisions of Sections 3.8 and 3.9 shall survive any such termination.
SECTION 4
GOVERNANCE
     4.1 Board Representation.
          (a) The Company shall take all Necessary Action to cause the Board to have at least one director who shall be designated by the holders of the Preferred Stock in accordance with the terms of the Certificate of Designation governing the rights, preferences and privileges of the Preferred Stock (the “Certificate of Designation”).
     4.2 Expenses. The Company shall reimburse any director designated by the Preferred Stock pursuant to the terms of the Certificate of Designation for all reasonable and documented out-of-pocket expenses incurred in connection with such director’s attendance at and participation in meetings of the Board, including without limitation, travel, lodging and meal expenses.
SECTION 5
MISCELLANEOUS

     5.1 Waiver by Shareholders. The rights and obligations contained in this Agreement are in addition to the relevant provisions of the Certificate of Incorporation and bylaws of the Company in force from time to time and shall be construed to comply with such provisions. To the extent that this Agreement is determined to contravene the Certificate of Incorporation and bylaws of the Company, this Agreement shall constitute a waiver by each Shareholder, to the fullest extent permissible under applicable laws, of any right such Shareholder may have pursuant to the Certificate of Incorporation and bylaws of the Company that is inconsistent with this Agreement.
     5.2 Assignment; Benefit. Prior to consummating any transfer of any Preferred Stock from any Shareholder to any Person (other than in connection with a registered sale pursuant to Section 3 hereof), the transferring Shareholder shall cause each prospective transferee thereof to execute and deliver to the Company a Joinder Agreement, the form of which is attached to this Agreement as Exhibit A. Any assignment of rights or obligations in violation of this Section 5.2 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the indemnitees under Section 3.8.
     5.3 Termination. This Agreement shall terminate as to any Shareholder at such time as such Shareholder ceases to own any Preferred Stock. Notwithstanding anything to the contrary contained herein, Sections 3.8, 4.1, 4.2, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10 and 5.11 shall survive the termination of this agreement.
     5.4 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     5.5 Entire Agreement; Amendment. This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without an agreement in writing executed by the Company and a Majority of Shareholders. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     5.6 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.
     5.7 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed to the Shareholders at the following addresses (or at such other addresses for Shareholders as shall be specified by like notice):
if to a Shareholder, the address specified for such communications in Schedule A, with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa St, 30th Floor
Los Angeles, California 90017
Attention: Melainie Mansfield
Fax: (213) 892-4711
if to the Company, to:
Online Resources Corporation
4795 Meadow Wood Lane
Suite 300
Chantilly, VA 20151
Attn: Mr. Matthew Lawlor
Fax: (610) 995-2697
with a copy to:
Greenburg Traurig LLP
1750 Tysons Boulevard, Suite 1200
Mclean, Virginia 22102
Attention: Mark Wishner
Fax: (703) 714-8359
     5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.
     5.9 Jurisdiction. Submission to Jurisdiction; Waivers. Each party hereto irrevocably agrees that any proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect thereof brought by the other party hereto or its successors or assigns, may be brought and determined in the Supreme Court of the State of New

York in New York County or in the United States District Court for the Southern District of New York, and each party hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect to its properties, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 5.9 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose.
     5.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY PARTY HERETO IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.
     5.11 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by Sections 3.1 and 3.2 of this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Investor Rights Agreement to be executed as of the date first written above.

THE COMPANY: ONLINE RESOURCES CORPORATION
By:	/s/

[Signature Page to Investor Rights Agreement]

THE SHAREHOLDERS: SPECIAL VALUE EXPANSION FUND, LLC
By:	/s/
Name:
Title:

SPECIAL VALUE OPPORTUNITIES FUND, LLC
By:	/s/
Name:
Title:

[Signature Page to Investor Rights Agreement]

SCHEDULE A
INFORMATION RELATING TO PURCHASERS

Amount of
Name and Address of Purchaser	the Preferred Stock held

SPECIAL VALUE EXPANSION FUND, LLC	22,255.19288 shares of Series A-1 Preferred Stock

All communications:

2951 28th Street
Suite 1000
Santa Monica, CA 90405
Attn: Steve Chang and General Counsel
Fax:

SPECIAL VALUE OPPORTUNITIES FUND, LLC	52,744,80712 shares of Series A-1 Preferred Stock

All communications:

2951 28th Street
Suite 1000
Santa Monica, CA 90405
Attn: Steve Chang and General Counsel
Fax:

A-1

EXHIBIT A
Form of Joinder Agreement
     THIS JOINDER AGREEMENT TO THE INVESTOR RIGHTS AGREEMENT is made as of [___], 20[___] (the “Agreement”), by and among ONLINE RESOURCES CORPORATION, a Delaware corporation (the “Company”), a Majority of Shareholders under the Investor Rights Agreement (as defined below) and [          ], a [                    ] organized under the laws of [        ] (the “New Shareholder”). Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Investor Rights Agreement (as defined below).
     WHEREAS, the Company has entered into the attached Investor Rights Agreement (as the same may be amended from time to time, the “Investor Rights Agreement”), dated as of July [___], 2006, with the Shareholders party thereto;
     WHEREAS, New Shareholder wishes to acquire                      shares of Preferred Stock (the “Acquired Stock”); and
     WHEREAS, the Company and the Shareholders require that, in connection with and as condition to New Shareholder’s acquisition of the Acquired Stock, New Shareholder execute and deliver this Agreement.
     NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
          1. New Shareholder and the Company hereby agree that New Shareholder shall become and does become a party to the Investor Rights Agreement and assumes the rights and obligations of a Shareholder with respect to the Acquired Stock under the Investor Rights Agreement and all other rights, obligations, and duties granted to or imposed on it as a Shareholder under the Investor Rights Agreement. New Shareholder and the Company hereby further agree to perform, observe and discharge promptly and fully all of their covenants, agreements, terms and conditions under the Investor Rights Agreement on and after the date of this Agreement in the same manner and with the same force and effect as if New Shareholder had originally executed the Investor Rights Agreement.
          2. New Shareholder represents and warrants, as of the date hereof, as follows:
               (a) Existence; Authority; Enforceability. New Shareholder has the power and authority to enter into this Agreement and to carry out its obligations hereunder. New Shareholder is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated hereby, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes a legal, valid, binding obligation of New Shareholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.
               (b) Absence of Conflicts. The execution and delivery by New Shareholder of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of New Shareholders; (b) result in any violation, breach, conflict, default or event of default (or an event that with notice, lapse of time or both would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation under the terms of any contract, agreement or permit to which such party is a party or by which New Shareholder’s assets or operations are bound or affected; or (c) violate any law applicable to New Shareholder.
               (c) Consents. Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by New Shareholder in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated hereby.
          3. Each of the parties hereto shall, at any time and from time to time on and after the date hereof, upon request by any other party hereto and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be required for effectuating the purposes of this Agreement.
          4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
          5. This Agreement may not be amended or modified, and no waiver hereof shall be granted, except pursuant to a written agreement or instrument executed by the parties hereto.
          6. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:
     if to the Company, to the address specified in Section 5.7 of the Investor Rights Agreement:
     if to New Shareholder:

[                    ]
[                    ]
[                    ]
          7. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. NEW SHAREHOLDER HEREBY AGREES THAT IT HAS READ AND UNDERSTANDS, IS BOUND BY, AND SHALL COMPLY FULLY WITH THE PROVISIONS OF THE INVESTOR RIGHTS AGREEMENT.
[Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

THE COMPANY: ONLINE RESOURCES CORPORATION
By:	/s/

Acknowledged and agreed:

A MAJORITY OF SHAREHOLDERS: [ ]
By:
Name:
Title:

[ ]
By:
Name:
Title:

X-5